FOR IMMEDIATE RELEASE

May 18, 2010

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

TO LIST SHARES ON THE NEW YORK STOCK EXCHANGE

FREEHOLD, NJ, May 18, 2010………Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA) today announced that it is transferring the listings of its common and preferred stock to the New York Stock Exchange (“NYSE”). The Company expects to begin trading on the NYSE on June 1, 2010. The Company will change its common stock ticker from (NASDAQ:MNRTA) to (NYSE:MNR). The Company will change its preferred stock ticker from (NASDAQ:MNRTP) to (NYSE:MNR PRA). The Company’s common stock and preferred stock will continue to trade on the NASDAQ until the transfer is completed.

“We are thrilled to welcome Monmouth, a REIT pioneer, to the NYSE,” said Scott R. Cutler, NYSE Euronext EVP and Head of Listings, Americas.  “Monmouth is making a significant move, and the company and its shareholders will benefit from their association with the NYSE’s market, services and dominant network of REIT companies.”

“We are looking forward to listing on the New York Stock Exchange,” said Monmouth President and CEO, Eugene W. Landy. “The vast majority of the US REIT market trades on the NYSE. We are excited to be joining our peers and anticipate that this move will result in increased liquidity and visibility for our shareholders. Our relationship with the NASDAQ has been positive and we appreciate their service over the years.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company's portfolio consists of sixty-one industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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